META FINANCIAL GROUP ANNOUNCES RESULTS FOR 2019 FISCAL FIRST QUARTER
- Revenue Rises 77% -
- Produces Net Income of $15.4 million as Earnings Per Diluted Share More Than Doubles to $0.39 -

Sioux Falls, S.D., January 28, 2019 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) recorded net income of $15.4 million, or $0.39 per diluted share, for the three months ended December 31, 2018, compared to net income of $4.7 million, or $0.16 per diluted share, for the three months ended December 31, 2017, representing a 230% increase in net income. Total revenue for the fiscal 2019 first quarter was $98.0 million, compared to $55.5 million for the same quarter in fiscal 2018, an increase of $42.5 million, or 77%.
“Due in large part to the success of our recent expansion in our national commercial finance portfolio, we drove a sizable increase in net interest income helping us deliver strong growth in earnings for the first quarter of fiscal 2019," said President and CEO Brad Hanson. "In addition to our plans to accelerate growth in our core deposits, primarily in our non-interest bearing deposit portfolio, we expect to further enhance our interest-earning asset mix by continuing to grow our commercial finance portfolios, and improve operating efficiencies to maximize long-term value for shareholders.”
Highlights for the 2019 Fiscal First Quarter Ended December 31, 2018

•	Total gross loans and leases grew over 100% to $3.33 billion, compared to the same period in fiscal 2018 and increased $383.3 million, or 13%, when compared to September 30, 2018.

•	Average non-interest-bearing deposits of $2.49 billion increased by $161.0 million, or 7%, when compared to the same period in fiscal 2018.

•	Net interest income grew over 100%, or $34.1 million, to $60.3 million, compared to $26.2 million in the comparable quarter in fiscal 2018.

•
Net interest margin ("NIM") increased to 4.60% from 2.76% over the same period of the prior fiscal year, while the tax-equivalent net interest margin ("NIM, TE") increased to 4.76% from 3.06% over that same period.

Net Interest Income
Net interest income for the fiscal 2019 first quarter was $60.3 million, an increase of $34.1 million, or 130%, compared to the same quarter in fiscal 2018, primarily due to growth in loan and lease balances and expansion in net interest margin.
During the first quarter of fiscal year 2019, loan and lease interest income grew $44.1 million, offset by an increase in interest expense of $10.0 million, when compared to the same quarter in fiscal 2018. The quarterly average outstanding balance of loans and leases as a percentage of interest-earning assets increased to 60% as of the end of the first fiscal quarter of 2019 from 37% as of the end of the first fiscal quarter of 2018. The Company’s average interest-earning assets for the fiscal 2019 first quarter grew by $1.43 billion, or 38%, to $5.19 billion from the comparable quarter in 2018. This was primarily due to growth in the loan and lease portfolio of $1.71 billion, of which $1.50 billion was attributable to an increase in national lending loans and leases along with an increase of $215.9 million in community banking loans, partially offset by a reduction in total investment securities of $226.4 million.
NIM, TE was 4.76% for the fiscal 2019 first quarter, with the net effect of purchase accounting accretion contributing 18 basis points.

The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased by 234 basis points to 5.89% for the fiscal 2019 first quarter compared to the 2018 first fiscal quarter. The improvement was driven primarily by the Company's improved earning asset mix, which reflects increased balances in the national lending portfolio. The fiscal 2019 first quarter TEY on the securities portfolio increased by 20 basis points to 3.13% compared to TEY for the same period of the prior year of 2.93%.
Overall, the Company's cost of funds for all deposits and borrowings averaged 1.14% during the fiscal 2019 first quarter, compared to 0.51% for the 2018 first fiscal quarter. This increase was primarily due to a rise in short-term interest rates affecting overnight borrowing rates, other wholesale funding, and the interest-bearing time deposits acquired by the Company in connection with the Company's acquisition of Crestmark in the fourth quarter of fiscal 2018. The Company's overall cost of deposits was 0.91% in the fiscal first quarter of 2019, compared to 0.24% in the same quarter of fiscal 2018. Excluding wholesale deposits, the Company's cost of deposits for the first quarter of fiscal 2019 would have been 0.14%.
Non-Interest Income
Fiscal 2019 first quarter non-interest income was $37.8 million, an increase of 29% over the same quarter of fiscal 2018, largely due to increases in rental income, deposit fees, other income, and gain on sale of loans and leases. Lower losses on sale of securities also contributed to the overall increase in non-interest income. Partially offsetting the increase in non-interest income was a decrease in card fee income to $19.4 million, compared to $25.2 million in same quarter of the prior fiscal year.
Together, card and deposit fee income totaled $21.3 million for the fiscal 2019 first quarter, compared to $26.1 million in the same quarter in fiscal 2018. This expected reduction in residual fee income was related to the wind-down of the Company's relationships with two non-strategic payments partners.
Non-Interest Expense
Non-interest expense increased to $74.3 million for the 2019 fiscal first quarter, compared to $44.0 million for the same quarter of fiscal 2018, primarily due to the addition of the Crestmark division which was not present in the comparable quarter in the prior fiscal year.
Income Tax Expense
The Company recorded an income tax benefit of $1.7 million, or an effective tax rate of (11.56%), for the fiscal 2019 first quarter, compared to an income tax expense of $5.7 million, or an effective tax rate of 54.90%, for the fiscal 2018 first quarter.
The Company originated $35.6 million in solar leasing initiatives and recorded a related income tax benefit in the fiscal first quarter of 2019. Investment tax credits related to these solar leasing initiatives and future originations in fiscal 2019 will be recognized ratably based on income over the duration of the current fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting criteria.

Investments, Loans and Leases

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017

Total investments	$1,855,792	$2,019,968	$2,149,709	$2,306,603	$2,233,705

Loans held for sale
Consumer credit products	24,233	—	—	—	—
SBA/USDA(1)	9,327	15,606	—	—	—
Total loans held for sale	33,560	15,606	—	—	—

National Lending loans and leases
Asset based lending	554,072	477,917	—	—	—
Factoring	284,912	284,221	—	—	—
Lease financing	290,889	265,315	—	—	—
Insurance premium finance	330,712	337,877	303,603	240,640	235,671
SBA/USDA	67,893	59,374	—	—	—
Other commercial finance	89,402	85,145	11,418	8,041	6,306
Commercial finance(2)	1,617,880	1,509,849	315,021	248,681	241,977
Consumer credit products	96,144	80,605	26,583	—	—
Other consumer finance	182,510	189,756	194,344	201,942	209,137
Consumer finance	278,654	270,361	220,927	201,942	209,137
Tax services	76,575	1,073	14,281	58,794	67,424
Warehouse finance	176,134	65,000	—	—	—
Total National Lending loans and leases	2,149,243	1,846,283	550,229	509,417	518,538
Community Banking loans
Commercial real estate and operating	863,753	790,890	751,146	723,091	680,785
Consumer one-to-four family real estate and other	256,341	247,318	237,704	228,415	225,841
Agricultural real estate and operating	58,971	60,498	60,096	58,773	85,999
Total Community Banking loans	1,179,065	1,098,706	1,048,946	1,010,279	992,625
Total gross loans and leases	3,328,308	2,944,989	1,599,175	1,519,696	1,511,163
Allowance for loan and lease losses	(21,290)	(13,040)	(21,950)	(27,078)	(8,862)
Net deferred loan origination fees	1,190	(250)	(1,881)	(2,080)	(2,023)
Total loans and leases, net of allowance	$3,308,208	$2,931,699	$1,575,344	$1,490,538	$1,500,278
(1) The December 31, 2018 balance included $0.8 million of an interest rate mark premium related to the acquired loans and leases from the Crestmark acquisition.
(2) The December 31, 2018 balance included $10.1 million and $5.6 million of credit and interest rate mark discounts, respectively, related to the acquired loans and leases from the Crestmark acquisition.
The Company continued to utilize sales of securities and cash flow from its amortizing securities portfolio to fund loan growth, which contributed to a 17% decrease in investment securities at December 31, 2018, from $2.23 billion at December 31, 2017.
Total gross loans and leases increased $1.82 billion, or 120%, to $3.33 billion at December 31, 2018, from $1.51 billion at December 31, 2017, primarily driven by loans and leases attributable to the recently acquired Crestmark commercial finance division, along with increases in warehouse finance and consumer credit product loans, a 40% increase in insurance premium finance loans, and a 19% increase in community banking loans.
At December 31, 2018, commercial finance loans, which comprised 49% of the Company's gross loan and lease portfolio, totaled $1.62 billion, reflecting growth of $108.0 million, or 7%, from September 30, 2018. Warehouse finance loans increased by $111.1 million from the prior quarter, due to the Company's participation in two highly-secured, asset-based warehouse lines of credit. Community banking loans grew by $80.4 million, or 7%, during the first quarter of fiscal 2019, due primarily to growth in commercial real estate loans.

Asset Quality
The Company’s allowance for loan and lease losses was $21.3 million at December 31, 2018, compared to $8.9 million at December 31, 2017, driven primarily by increases in the allowance of $5.4 million in consumer lending, $5.0 million in commercial finance, and $1.8 million in the community banking portfolio.

(Unaudited)	Three Months Ended
Allowance for loan and lease loss activity	December 31, 2018	September 30, 2018	December 31, 2017
(Dollars in thousands)
Beginning balance	$13,040	$21,950	$7,534
Provision - tax services loans	1,496	1,009	1,017
Provision - all other loans and leases	7,603	3,697	51
Charge-offs - tax services loans	(42)	(11,295)	—
Charge-offs - all other loans and leases	(2,762)	(3,420)	(160)
Recoveries - tax services loans	92	31	413
Recoveries - all other loans and leases	1,863	1,068	7
Ending balance	$21,290	$13,040	$8,862
Provision for loan and lease losses was $9.1 million for the quarter ended December 31, 2018, compared to $1.1 million for the comparable period in the prior fiscal year. The increase in provision was primarily driven by growth in the commercial finance and tax advance portfolios, as well as provision expense to maintain allowance levels. Net charge-offs were $0.8 million for the quarter ended December 31, 2018 compared to a net recovery of $0.3 million for the quarter ended December 31, 2017.
The Company's non-performing assets at December 31, 2018, were $45.4 million, representing 0.73% of total assets, compared to $41.8 million, or 0.72% of total assets at September 30, 2018 and $33.3 million, or 0.61% of total assets at December 31, 2017. The Company's non-performing loans and leases at December 31, 2018 were $13.9 million, representing 0.42% of total loans and leases, compared to $10.2 million, or 0.35% of total loans and leases at September 30, 2018 and $33.2 million, or 2.19% of total loans and leases at December 31, 2017.
Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2019 first quarter increased by $1.49 billion, or 48%, compared to the same period in fiscal 2018. Average wholesale deposits increased $1.21 billion, or 251%, and average non-interest-bearing deposits increased $161.0 million, or 7%, for the 2019 fiscal first quarter when compared to the same period in fiscal 2018.
The average balance of total deposits and interest-bearing liabilities was $5.10 billion for the three-month period ended December 31, 2018, compared to $3.62 billion for the same period in the prior fiscal year, representing an increase of 41%.
Total end-of-period deposits increased 40%, to $4.94 billion at December 31, 2018, compared to $3.51 billion at December 31, 2017. The increase in end-of-period deposits was primarily a result of increases in wholesale deposits by 326%, interest-bearing checking deposits by 52%, and certificates of deposits by 33%.
Regulatory Capital
The Company and MetaBank remained above the federal regulatory minimum capital requirements at December 31, 2018 and continued to be classified as well-capitalized institutions. Regulatory capital ratios of the Company and the Bank are stated in the table below.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the periods indicated	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Company
Tier 1 leverage ratio	7.90%	8.50%	8.29%	7.26%	7.68%
Common equity Tier 1 capital ratio	10.11%	10.56%	13.92%	13.74%	12.88%
Tier 1 capital ratio	10.47%	10.97%	14.35%	14.18%	13.32%
Total qualifying capital ratio	12.69%	13.18%	18.37%	18.48%	16.91%
MetaBank
Tier 1 leverage ratio	9.01%	9.75%	10.16%	8.93%	9.61%
Common equity Tier 1 capital ratio	11.87%	12.50%	17.57%	17.43%	16.64%
Tier 1 capital ratio	11.91%	12.56%	17.57%	17.43%	16.64%
Total qualifying capital ratio	12.41%	12.89%	18.50%	18.59%	17.03%
Due to the predictable, quarterly cyclicality of non-interest bearing deposits in connection with tax season business activity, management believes that a six-month capital calculation is a useful metric to monitor the Company’s overall capital management process. As such, MetaBank’s six-month average Tier 1 leverage ratio, Common equity Tier 1 capital ratio, Tier 1 capital ratio, and Total qualifying capital ratio as of December 31, 2018, were 9.46%, 13.42%, 13.47%, and 14.03%, respectively.
The following table provides certain non-GAAP financial measures used to compute certain of the ratios included in the table above for the periods presented, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(Dollars in Thousands)
Total stockholders' equity	$770,728	$747,726	$443,913	$443,703	$437,705
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	299,037	299,456	94,781	95,262	95,705
LESS: Certain other intangible assets	61,317	64,716	46,098	47,724	40,417
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	4,720	—	—	—	—
LESS: Net unrealized gains (losses) on available-for-sale securities	(28,829)	(33,114)	(28,601)	(21,166)	5,782
LESS: Non-controlling interest	3,267	3,574	—	—	—
LESS: Unrealized currency gains (losses)	(357)	3	—	—	—
Common Equity Tier 1 (1)	431,573	413,091	331,635	321,882	295,801
Long-term debt and other instruments qualifying as Tier 1	13,661	13,661	10,310	10,310	10,310
Tier 1 minority interest not included in common equity tier 1 capital	1,796	2,118	—	—	—
Total Tier 1 capital	447,030	428,870	341,945	332,192	306,111
Allowance for loan and lease losses	21,422	13,185	22,151	27,285	9,058
Subordinated debentures (net of issuance costs)	73,528	73,491	73,442	73,418	73,382
Total qualifying capital	$541,980	$515,546	$437,538	$432,896	$388,551
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity used in calculating tangible book value data.

December 31, 2018
(Dollars in Thousands)
Total Stockholders' Equity	$770,728
Less: Goodwill	303,270
Less: Intangible assets	66,366
Tangible common equity	401,092
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	(29,186)
Tangible common equity excluding AOCI (Loss)	430,278
Future Outlook
The Company continues to expect fiscal 2019 earnings per common share to be in the range of $2.30 to $2.70, excluding the effects related to Company executive transition costs. The Company estimates $6.1 million of pre-tax executive transition agreement costs will reduce fiscal 2019 earnings per common share by up to $0.12, all of which costs the Company expects will be incurred in the quarter ending March 31, 2019. The Company also affirms the earnings outlook for fiscal year 2020 GAAP earnings per common share to be in the range of $3.10 to $3.80.
Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. CST (5:00 p.m. EST) on Monday, January 28, 2019. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com.  Telephone participants may access the live conference call by dialing (844) 461-9934 beginning approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 7878366 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank or the Company's Payments divisions (which include Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services); credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: risks relating to the recently-announced management transition; maintaining our executive management team; the expected growth opportunities, beneficial synergies and/or operating efficiencies from the Crestmark acquisition may not be fully realized or may take longer to realize than expected; customer losses and business disruption related to the Crestmark acquisition; unanticipated or unknown losses and liabilities may be incurred by the Company following the Crestmark acquisition; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; risks relating to the recent U.S. government shutdown, including any adverse impact on our ability to originate or sell SBA/USDA loans and any delay by the Internal Revenue Service in processing taxpayer refunds, thereby increasing the cost to us of our refund advance loans; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Congress and the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or acceptance of usage of Meta’s strategic partners’ refund advance products; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures MetaBank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving MetaBank's divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a portion of which has been characterized as “brokered;” changes in consumer spending and saving habits; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2018, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

ASSETS	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Cash and cash equivalents	$164,169	$99,977	$71,276	$107,563	$1,300,409
Investment securities available for sale, at fair value	1,340,870	1,484,160	1,349,642	1,417,012	1,390,411
Mortgage-backed securities available for sale, at fair value	354,186	364,065	575,999	654,890	600,112
Investment securities held to maturity, at cost	153,075	163,893	215,850	226,308	234,714
Mortgage-backed securities held to maturity, at cost	7,661	7,850	8,218	8,393	8,468
Loans held for sale	33,560	15,606	—	—	—
Loans and leases	3,329,498	2,944,739	1,597,294	1,517,616	1,509,140
Allowance for loan and lease loss	(21,290)	(13,040)	(21,950)	(27,078)	(8,862)
Federal Home Loan Bank Stock, at cost	15,600	23,400	7,446	17,846	57,443
Accrued interest receivable	22,076	22,016	17,825	17,604	21,089
Premises, furniture, and equipment, net	44,299	40,458	20,374	20,278	20,571
Rental equipment, net	146,815	107,290	—	—	—
Bank-owned life insurance	87,934	87,293	86,655	86,021	85,371
Foreclosed real estate and repossessed assets	31,548	31,638	29,922	30,050	128
Goodwill	303,270	303,270	98,723	98,723	98,723
Intangible assets	66,366	70,719	46,098	47,724	50,521
Prepaid assets	31,483	27,906	23,211	26,342	29,758
Deferred taxes	23,607	18,737	23,025	20,939	5,379
Other assets	48,038	35,090	19,551	31,462	14,588

Total assets	$6,182,765	$5,835,067	$4,169,159	$4,301,693	$5,417,963

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest-bearing checking	$2,739,757	$2,405,274	$2,637,987	$2,850,886	$2,779,645
Interest-bearing checking	128,662	111,578	103,065	123,398	84,390
Savings deposits	52,229	54,765	57,356	65,345	53,535
Money market deposits	54,559	51,995	45,115	48,070	47,451
Time certificates of deposit	170,629	276,180	57,151	71,712	128,220
Wholesale deposits	1,790,611	1,531,186	620,959	181,087	420,404
Total deposits	4,936,447	4,430,987	3,521,633	3,340,497	3,513,645
Short-term debt	231,293	425,759	27,290	315,777	1,313,401
Long-term debt	88,983	88,963	85,580	85,572	85,552
Accrued interest payable	11,280	7,794	3,705	1,315	4,065
Accrued expenses and other liabilities	144,034	133,838	87,038	114,829	63,595
Total liabilities	5,412,037	5,087,341	3,725,246	3,857,990	4,980,258

STOCKHOLDERS’ EQUITY
Preferred stock, 3,000,000 shares authorized, no shares issued or outstanding at December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017	—	—	—	—	—
Common stock, $.01 par value; 90,000,000, 90,000,000, 90,000,000, 90,000,000, and 45,000,000 shares authorized, 39,494,919, 39,192,063, 29,122,596, 29,119,718, and 29,015,090 shares issued and 39,405,508, 39,167,280, 29,101,605, 29,098,773, and 28,994,538 shares outstanding at December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017.	394	393	291	291	290
Common stock, Nonvoting, $.01 par value; 3,000,000 shares authorized, no shares issued or outstanding at December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017.	—	—	—	—	—
Additional paid-in capital	572,156	565,811	267,610	265,491	262,678
Retained earnings	228,453	213,048	206,284	200,753	170,578
Accumulated other comprehensive (loss) income	(29,186)	(33,111)	(28,601)	(21,166)	5,782
Treasury stock, at cost, 89,411, 24,783, 20,991, 20,945, and 20,552 common shares at December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017.	(4,356)	(1,989)	(1,671)	(1,666)	(1,623)
Total equity attributable to parent	767,461	744,152	443,913	443,703	437,705
Non-controlling interest	3,267	3,574	—	—	—
Total stockholders’ equity	770,728	747,726	443,913	443,703	437,705

Total liabilities and stockholders’ equity	$6,182,765	$5,835,067	$4,169,159	$4,301,693	$5,417,963
All share and per share data reported in this release for all periods presented has been adjusted to reflect the 3-for-1 forward stock split effected by the Company on October 4, 2018.

Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Interest and dividend income:
Loans and leases, including fees	$60,498	$45,131	$16,443
Mortgage-backed securities	2,698	3,724	3,758
Other investments	11,780	11,346	10,656
	74,976	60,201	30,857
Interest expense:
Deposits	10,596	8,057	1,885
FHLB advances and other borrowings	4,108	3,607	2,776
	14,704	11,664	4,661

Net interest income	60,272	48,537	26,196

Provision for loan for lease losses	9,099	4,706	1,068

Net interest income after provision for loan and lease losses	51,173	43,831	25,128

Non-interest income:
Refund transfer product fees	261	526	192
Tax advance product fees	1,685	(36)	1,947
Card fees	19,351	19,536	25,247
Rental income	10,890	7,333	—
Loan and lease fees	1,247	1,025	1,292
Bank-owned life insurance	642	638	669
Deposit fees	1,938	1,487	848
Loss on sale of securities	(22)	(6,979)	(1,010)
Gain on sale of loans and leases	867	355	—
Gain (loss) on foreclosed real estate	15	—	(19)
Other income	877	728	102
Total non-interest income	37,751	24,613	29,268

Non-interest expense:
Compensation and benefits	33,010	30,093	22,340
Refund transfer product expense	10	85	101
Tax advance product expense	452	81	280
Card processing	7,085	5,485	6,540
Occupancy and equipment	6,458	5,653	4,890
Operating lease equipment depreciation expense	7,765	5,386	—
Legal and consulting	3,969	6,628	2,416
Marketing	539	1,037	553
Data processing	437	268	414
Intangible amortization expense	4,383	3,564	1,681
Intangible impairment expense	—	18	—
Other expense	10,187	8,342	4,827
Total non-interest expense	74,295	66,640	44,042

Income before income tax expense	14,629	1,804	10,354

Income tax expense (benefit)	(1,691)	(7,591)	5,684

Net income before non-controlling interest	16,320	9,395	4,670
Net income attributable to non-controlling interest	922	673	—
Net income attributable to parent	$15,398	$8,722	$4,670

Earnings per common share
Basic	$0.39	$0.24	$0.16
Diluted	$0.39	$0.24	$0.16
Shares used in computing earnings per share
Basic	39,335,054	35,711,400	28,970,334
Diluted	39,406,507	35,823,162	29,138,523
All share and per share data reported in this release for all periods presented has been adjusted to reflect the 3-for-1 forward stock split effected by the Company on October 4, 2018.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate reflects tax-equivalent adjustments. Non-accruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended December 31,	2018			2017
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(2)
Interest-earning assets:
Cash & fed funds sold	$45,383	$555	4.85%	$100,321	$607	2.40%
Mortgage-backed securities	381,285	2,698	2.81%	673,411	3,758	2.21%
Tax exempt investment securities	1,237,198	7,803	3.17%	1,408,552	8,698	3.25%
Asset-backed securities	298,445	2,712	3.61%	93,631	765	3.24%
Other investment securities	110,879	710	2.54%	78,584	586	2.96%
Total investments	2,027,807	13,923	3.13%	2,254,178	13,807	2.93%
Commercial finance loans and leases	1,562,054	39,281	9.98%	249,927	2,868	4.55%
Consumer finance loans	291,421	6,230	8.48%	204,024	3,109	6.04%
Tax services loans	11,009	2	0.07%	12,378	—	—%
Warehouse finance loans	99,818	1,632	6.49%	—	—	—%
National lending loans and leases	1,964,302	47,145	9.52%	466,329	5,977	5.09%
Community banking loans	1,156,072	13,353	4.58%	940,161	10,466	4.42%
Total loans and leases	3,120,374	60,498	7.69%	1,406,490	16,443	4.64%
Total interest-earning assets	$5,193,564	$74,976	5.89%	$3,760,989	$30,857	3.55%
Non-interest-earning assets	787,973			361,960
Total assets	$5,981,537			$4,122,949

Interest-bearing liabilities:
Interest-bearing checking	$102,880	$58	0.23%	$71,448	$50	0.28%
Savings	53,661	10	0.07%	53,084	8	0.06%
Money markets	54,288	64	0.47%	47,899	27	0.22%
Time deposits	205,049	881	1.71%	128,496	366	1.13%
Wholesale deposits	1,698,492	9,583	2.24%	483,878	1,434	1.18%
Total interest-bearing deposits	2,114,370	10,596	1.99%	784,805	1,885	0.95%
Overnight fed funds purchased	393,315	2,481	2.50%	139,152	525	1.50%
FHLB advances	—	—	—%	268,913	937	1.38%
Subordinated debentures	73,504	1,161	6.27%	73,359	1,113	6.02%
Other borrowings	30,058	466	6.15%	22,982	201	3.47%
Total borrowings	496,877	4,108	3.28%	504,406	2,776	2.18%
Total interest-bearing liabilities	2,611,247	14,704	2.23%	1,289,211	4,661	1.43%
Non-interest bearing deposits	2,489,148	—	—%	2,328,159	—	—%
Total deposits and interest-bearing liabilities	$5,100,395	$14,704	1.14%	$3,617,370	$4,661	0.51%
Other non-interest-bearing liabilities	128,900			71,398
Total liabilities	5,229,295			3,688,768
Shareholders' equity	752,242			434,181
Total liabilities and shareholders' equity	$5,981,537			$4,122,949
Net interest income and net interest rate spread including non-interest-bearing deposits		$60,272	4.75%		$26,196	3.04%

Net interest margin			4.60%			2.76%
Tax-equivalent effect			0.16%			0.30%
Net interest margin, tax-equivalent(3)			4.76%			3.06%
(1) Tax rate used to arrive at the TEY for the three months ended December 31, 2018 was 21%.
(2) Tax rate used to arrive at the TEY for the three months ended December 31, 2017 was 24.53%.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully-taxable-equivalent basis and, accordingly, believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information
As of and for the three months ended:	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017

Equity to total assets	12.47%	12.81%	10.65%	10.31%	8.08%
Book value per common share outstanding	$19.56	$19.09	$15.25	$15.25	$15.10
Tangible book value per common share outstanding	$10.18	$9.54	$10.28	$10.22	$9.95
Tangible book value per common share outstanding excluding AOCI	$10.92	$10.39	$11.26	$10.94	$9.75
Common shares outstanding	39,405,508	39,167,280	29,101,605	29,098,773	28,994,538
Non-performing assets to total assets	0.73%	0.72%	0.86%	0.84%	0.61%
Non-performing loans and leases to total loans and leases	0.42%	0.35%	0.36%	0.40%	2.19%
Net interest margin	4.60%	4.05%	2.94%	2.61%	2.76%
Net interest margin, tax-equivalent	4.76%	4.27%	3.23%	2.89%	3.06%
Return on average assets	1.03%	0.65%	0.64%	2.67%	0.45%
Return on average equity	8.19%	5.34%	6.11%	28.37%	4.30%
Full-time equivalent employees	1,229	1,219	932	916	878

Select Quarterly Expenses
(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020

Amortization of Intangibles (1)	$4,383	$5,602	$4,383	$3,366	$2,683	$3,409	$2,640	$2,286	$2,683
Executive Officer Stock Compensation (2)	$941	$917	$927	$937	$679	$669	$669	$676	$485
(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.
(2) These amounts are based upon the long-term employment agreements signed in the first and second quarters of fiscal 2017 by the Company’s three highest paid executives at that time. This table makes no assumption for expenses related to any additional future agreements entered into, or to be entered into, after such quarters. The amounts in this table are not expected to be impacted by the Executive Separation Agreement entered into by the Company as of January 16, 2019 and filed with the Securities and Exchange Commission on January 17, 2019.

About Meta Financial Group®
Meta Financial Group, Inc. ® (Nasdaq: CASH) is the holding company for the financial services company MetaBank® (“Meta”). Founded in 1954, Meta has grown to operate in several different financial sectors: payments, tax, national commercial lending, community banking, national consumer lending, and insurance premium financing. Meta works with high-value niche industries, strategic-growth companies and technology adopters to grow their businesses and build more profitable customer relationships. Meta tailors solutions for bank and non-bank businesses, and provides a focused collaborative approach. The organization is helping to shape the evolving financial services landscape by directly investing in innovation and acquiring complementary businesses that strategically expand its suite of services. Meta has a national presence and over 1,200 employees, with corporate headquarters in Sioux Falls, S.D. For more information, visit the Meta Financial Group website or LinkedIn.

Investor Relations and Media Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605-362-2423
bkelley@metabank.com